EXHIBIT 99.1

GSI Technology, Inc. Reports First Quarter Fiscal 2024 Results

SUNNYVALE, Calif., July 27, 2023 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (NASDAQ: GSIT), developer of the Gemini ® Associative Processing Unit (APU) for AI and high-performance parallel computing (HPPC) and a leading provider of high-performance memory solutions for the networking, telecommunications and military markets, today reported financial results for its first fiscal quarter ended June 30, 2023.

Summary Financial Results Table (in thousands, except per share amounts)

	Three Months Ended
	June 30, 2023	Mar. 31, 2023	June 30, 2022
Net revenues	$5,587	$5,381	$8,909
Gross margin (%)	54.9%	55.9%	60.2%
Operating expenses	$8,208	$6,879	$9,307
Operating loss	$(5,139)	$(3,872)	$(3,942)
Net loss	$(5,110)	$(3,962)	$(3,976)
Net loss per share, diluted	$(0.21)	$(0.16)	$(0.16)

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “During the first quarter, we advanced our growth and innovation objectives. In line with our commitment to land Gemini-I customers, we have progressed on the demos with two of our SAR targets. Additionally, we added new resources to address the Fast Search market and hone the product for this application. Recently, we announced two APU wins for space-based capabilities that we intend to leverage into future solutions to address processing in space. A crucial step in our product roadmap is our compiler, which remains on track for release to beta customers by the end of the September quarter.

Mr. Shu continued, “Notably, we are on track to complete the taping out of Gemini-II in the September quarter, a milestone that we believe will firmly establish our presence at the forefront of the AI semiconductor market. Looking ahead into fiscal year 2024, our focus is on pursuing and cultivating strategic partnerships for Gemini-II with the goal of securing IP licensing agreements. Moreover, our engagement with a major hyper scaler is progressing well, prompting us to allocate further resources to support its development.”

Commenting on the outlook for GSI’s second quarter of fiscal 2024, Mr. Shu stated, “Current expectations for the upcoming fiscal second quarter are net revenues in a range of $5.2 million to $6.0 million, with gross margin of approximately 56% to 58%.”

First Quarter Fiscal Year 2024 Summary Financials

The Company reported a net loss of $(5.1 million), or $(0.21) per diluted share, on net revenues of $5.6 million for the first quarter of fiscal 2024, compared to a net loss of $(4.0 million), or $(0.16) per diluted share, on net revenues of $8.9 million for the first quarter of fiscal 2023 and a net loss of $(4.0 million), or $(0.16) per diluted share, on net revenues of $5.4 million for the fourth quarter of fiscal 2023. Gross margin was 54.9% in the first quarter of fiscal 2024 compared to 60.2% in the prior-year period and 55.9% in the preceding fourth quarter. The year-over-year decrease in gross margin in the first quarter of 2024 was primarily due to the impact of fixed manufacturing costs in our cost of goods on lower net revenue.

In the first quarter of fiscal 2024, sales to Nokia were $1.9 million, or 33.5% of net revenues, compared to $1.3 million, or 14.7% of net revenues, in the same period a year ago and $1.2 million, or 21.8% of net revenues, in the prior quarter. Military/defense sales were 33.8% of first quarter shipments compared to 22.3% of shipments in the comparable period a year ago and 44.2% of shipments in the prior quarter. SigmaQuad sales were 58.6% of first quarter shipments compared to 44.8% in the first quarter of fiscal 2023 and 46.3% in the prior quarter.

Total operating expenses in the first quarter of fiscal 2024 were $8.2 million, compared to $9.3 million in the first quarter of fiscal 2023 and $6.9 million in the prior quarter. Research and development expenses were $5.2 million, compared to $6.6 million in the prior-year period and $5.0 million in the prior quarter. Selling, general and administrative expenses were $3.0 million in the quarter ended June 30, 2023, compared to $2.7 million in the prior-year quarter and $1.9 million in the previous quarter.

First quarter fiscal 2024 operating loss was $(5.1 million) compared to an operating loss of $(3.9 million) in the prior-year period and an operating loss of $(3.9 million) in the prior quarter. First quarter fiscal 2024 net loss included interest and other income of $80,000 and a tax provision of $51,000, compared to $26,000 in interest and other income and a tax provision of $60,000 for the same period a year ago. In the preceding fourth quarter, net loss included interest and other income of $101,000 and a tax provision of $191,000.

Total first quarter pre-tax stock-based compensation expense was $820,000 compared to $638,000 in the comparable quarter a year ago and $515,000 in the prior quarter.

At June 30, 2023, the Company had $27.7 million in cash, cash equivalents, and short-term investments compared to $30.6 million in cash, cash equivalents, and short-term investments at March 31, 2023. Working capital was $32.1 million as of June 30, 2023 versus $34.7 million at March 31, 2023, with no debt. As of June 30, 2023, stockholders' equity was $48.6 million compared to $51.4 million as of the fiscal year ended March 31, 2023. During the June quarter, the Company filed a registration statement on Form S-3 so that the Company would be in a position to quickly access the markets and raise capital if the opportunity arises.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2023, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 27, 2023. To participate in the call, please dial 1-877-407-3982 in the U.S. or 1-201-493-6780 for international approximately 10 minutes before the above start time and provide Conference ID 13740083. You may also listen to the teleconference live at www.gsitechnology.com, where the event will be archived.

About GSI Technology

Founded in 1995, GSI Technology, Inc. is a leading provider of semiconductor memory solutions. GSI's resources are focused on bringing new products to market that leverage existing core strengths, including radiation-hardened memory products for extreme environments and Gemini-I, the associative processing unit designed to deliver performance advantages for diverse artificial intelligence applications. GSI Technology is headquartered in Sunnyvale, California, and has sales offices in the Americas, Europe, and Asia. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; GSI Technology’s ability to successfully implement its cost- reduction initiatives; the impact of GSI Technology’s cost-reduction initiatives on its business and operations and the failure to realize the anticipated benefits of its cost-reduction initiatives; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as rising interest rates, worldwide inflationary pressures, bank failures, military conflicts, significant fluctuations in energy prices and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

Company
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022

Net revenues	$5,587	$5,381	$8,909
Cost of goods sold	2,518	2,374	3,544

Gross profit	3,069	3,007	5,365

Operating expenses:

Research & development	5,204	5,007	6,619
Selling, general and administrative	3,004	1,872	2,688
Total operating expenses	8,208	6,879	9,307

Operating loss	(5,139)	(3,872)	(3,942)

Interest and other income, net	80	101	26

Loss before income taxes	(5,059)	(3,771)	(3,916)
Provision (benefit) for income taxes	51	191	60
Net loss	($5,110)	($3,962)	($3,976)

Net loss per share, basic	($0.21)	($0.16)	($0.16)
Net loss per share, diluted	($0.21)	($0.16)	($0.16)

Weighted-average shares used in
computing per share amounts:

Basic	24,866	24,685	24,523
Diluted	24,866	24,685	24,523

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	June 30,	March 31,	June 30,
	2023	2023	2022

Cost of goods sold	$67	$39	$60
Research & development	386	246	351
Selling, general and administrative	367	230	227
	$820	$515	$638

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2023	March 31, 2023
Cash and cash equivalents	$26,847	$27,212
Short-term investments	891	3,363
Accounts receivable	3,082	3,471
Inventory	5,928	6,415
Other current assets	1,559	1,414
Net property and equipment	7,214	7,423
Other assets	11,005	10,578
Total assets	$56,526	$59,876

Current liabilities	$6,251	$7,202
Long-term liabilities	1,693	1,302
Stockholders' equity	48,582	51,372
Total liabilities and stockholders' equity	$56,526	$59,876